Exhibit 5

October 2, 2006

Board of Directors

The Peoples BancTrust Company, Inc.

310 Broad Street

Selma, Alabama 36701

Re:	The Peoples BancTrust Company, Inc. 2006 Key Employee Restricted Stock Plan —
Registration Statement on Form S-8

Dear Sirs:

We have acted as special counsel to The Peoples BancTrust Company, Inc., an Alabama corporation (the “Company”), in connection with The Peoples BancTrust Company, Inc. 2006 Key Employee Restricted Stock Plan (the “Plan”).

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based thereon, we are of the opinion that the 6,000 shares of common stock of the Company, when issued pursuant to and in accordance with the terms of the Plan, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8.

Very truly yours,

/s/ Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.